Exhibit 99.3

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES, AND OTHER NOMINEES

$1,000,000,000

QORVO, INC.

Exchange Offer:

New $450,000,000 6.750% Senior Notes Due 2023 and Guarantees

that have been registered under the Securities Act of 1933

for

$450,000,000 6.750% Senior Notes Due 2023 and Guarantees

(CUSIP Nos. 74736K AA9 and U7471Q AA2)

and

New $550,000,000 7.000% Senior Notes Due 2025 and Guarantees

that have been registered under the Securities Act of 1933

for

$550,000,000 7.000% Senior Notes Due 2025 and Guarantees

(CUSIP Nos. 74736K AC5 and U7471Q AB0)

Pursuant to the Prospectus dated             , 2016

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2016, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies, and other Nominees:

Qorvo, Inc., a Delaware corporation (“we” or the “Issuer”) is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated             , 2016 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $1,000,000,000 in aggregate principal amount of new senior notes and the related guarantees consisting of $450,000,000 aggregate principal amount of 6.750% Senior Notes due 2023 and $550,000,000 aggregate principal amount of 7.000% Senior Notes due 2025 (collectively, the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the applicable series of outstanding 6.750% Senior Notes due 2023 and 7.000% Senior Notes due 2025 (collectively, the “Old Notes”) (the “Exchange Offer”). The Exchange Offer is being made pursuant to the registration rights agreement that we entered into with the initial purchasers in connection with the issuance of the Old Notes. As set forth in the Prospectus, the terms of the New Notes are substantially identical to the Old Notes, except that the New Notes will be registered under the Securities Act and the transfer restrictions, registration rights and related additional interest provisions applicable to the corresponding series of Old Notes will not apply to the applicable series of New Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Prospectus dated , 2016;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

4.	Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9; and

5.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or prior to the Expiration Time, certificates for Old Notes are not available, if time will not permit all required documents to reach the Exchange Agent or if the procedure for book-entry transfer cannot be completed.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2016, unless extended. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or prior to the Expiration Time.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Old Notes must be delivered to the Exchange Agent (or book-entry transfer of the Old Notes must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Issuer will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have regarding the procedure for tendering Old Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to MUFG Union Bank, N.A., as the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Qorvo, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER, ANY OF ITS AFFILIATES, OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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